Exhibit 23.4

August 4, 2023

To: Baosheng Media Group Holdings Limited

East Floor 5 Building No. 8, Xishanhui Shijingshan District, Beijing 100041 +86- 010-82088021

Dear Sir or Madam,

We hereby consent to the reference of our name under the following headings in the prospectus on Form F-3 (“Prospectus’’) for the resale of up to 447,917 ordinary shares by certain selling shareholders of Baosheng Media Group Holdings Limited (the “Company’’), which will be filed with the U.S. Securities and Exchange Commission (the “SEC’’) in August 2023 and up to $100,000,000 of securities to be issued and sold by the Company from time to time:

A.“Prospectus Summary—Permissions Required from PRC Authorities’’;

S. “Risk Factors—Risks Related to Doing Business in China”;

C. “Legal Matters’’; and

D. “Enforceability of Civil Liabilities.”

We also consent to the filing of this consent letter with the SEC as an exhibit to the Prospectus. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or under the Securities Exchange Act of 1934, in each case, as amended, or the regulations promulgated thereunder.

Yours faithfully,

Beijing Dacheng Law Offices, LLP